Exhibit 99.1

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, as amended, to file this Schedule 13G (including amendments thereto) jointly on behalf of each such party.

Dated: March 4, 2024

JIN YIN (BVI) LIMITED	By:	/s/ Shijun Feng
	Name:	Shijun Feng
	Title:	Director

Shanghai Gaopei Duwei Biotechnology Co., Ltd.	By:	/s/ Shijun Feng
	Name:	Shijun Feng
	Title:	Director

Hangzhou Jingyin Investment Partnership (Limited Partnership)	By:	Hangzhou Jingfeng Investment Management Company
General Partner

		By:	/s/ Yue’ai Jiang
		Name:	Yue’ai Jiang
		Title:	Authorized Person

Hangzhou Jingfeng Investment Management Company	By:	/s/ Shijun Feng
	Name:	Shijun Feng
	Title:	Director

Shijun Feng	By:	/s/ Shijun Feng
	Name:	Shijun Feng